Exhibit 10.10

[Logo]	210 Park Avenue, Suite 1600
Oklahoma City, OK 73102
Phone: (405) 239-7191
FAX: (405) 602-1251

FORM OF ENTERPRISE CRUDE OIL LLC

CRUDE OIL PURCHASE CONFIRMATION

Enterprise Contract	Mid-Con Energy Operating, Inc. Contract #:
Enterprise Contact:	(Please Supply)

Company:	Mid-Con Energy Operating, Inc.
Marketer:	Rhonda Stacy
2431 E. 61st Street, Suite 850
Tulsa, OK 74136
FAX Number:	(918) 743-8859

Mid-Con Energy’s Sale and Delivery to Enterprise

This confirms the verbal agreement made between             of Enterprise Crude Oil LLC (“Enterprise”) and             of Mid-Con Energy Operating, Inc. (“Mid-Con Energy”) on             .

1. Quality:	Oklahoma Sour Crude Oil

2. Quantity:	Equal to the production from leases shown on Exhibit A, approximately barrels per day

3. Delivery:	Into Enterprise trucks, at the lease

4. Price:	The arithmetic average of the settlement prices for the nearby Light Sweet Crude Oil Futures Contract on the New York Mercantile Exchange (“NYMEX”) during the month of delivery business days only. The price will be the NYMEX price as calculated above plus the amount as shown on the attached Exhibit A.

5. Term:	Commencing through

6. Payment:	Payment shall be made by electronically deposited check on or before the 20th of the month following delivery

7. General Terms and Conditions:	All other terms and conditions not specifically stated shall be governed by Enterprise Crude Oil LLC’s General Provisions, dated March 25, 2010

Unless we receive from you written notice of objection within three (3) business days of your receipt of this Confirmation, the terms and conditions stated herein shall constitute an agreement binding upon both parties and shall supersede all prior written and oral communications by either party and between the parties regarding the subject matter of this agreement and cannot be modified unless in writing. If you have any questions, please call .

If the parties subsequently both sign a written agreement covering the subject matter of this Confirmation, such written agreement shall, as of its effective date, supersede this Confirmation.

Enterprise Crude Oil LLC

By Enterprise Crude GP LLC

its sole manager

By:

ENTERPRISE CRUDE OIL LLC EXHIBIT A	MID-CON ENERGY OPERATING, INC. CONTRACT DATED: CONTRACT NO.:

ENTERPRISE LEASE #	LEASE NAME	COUNTY	SEC	LEGAL TWN	RNG	AMOUNT	LEASE EFFECTIVE DATE

NYMEX CALENDAR AVERAGE TRADING DAYS ONLY, DEEMED 40° API GRAVITY, DELIVERED IN EQUAL DAILY QUANTITIES, PLUS AMOUNT SHOWN PER BARREL.

ENTERPRISE CRUDE OIL LLC

(Formerly TEPPCO Crude Oil, LLC)

GENERAL PROVISIONS

CRUDE OIL AGREEMENTS

Revised March 25, 2010 due to Entity Name Change

A. Measurement and Tests: All measurements hereunder shall be made from static tank gauges on 100 percent tank table basis or by positive displacement meters. All measurements and tests shall be made in accordance with the latest ASTM or ASME-API (Petroleum PD Meter Code) published methods then In effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1260 in their latest revision. The crude oil delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carriers involved but not to exceed 1% S&W. Full deduction for all free water and S&W content shall be made according to the API/ASTM Standard Method then In effect. Either party shall have the right to have a representative witness all gauges, tests and measurements. In the absence of the other party’s representative, such gauges, tests and measurements shall be deemed to be correct.

B. Warranty: The Seller warrants good title to all crude oil delivered hereunder and warrants that such crude oil shall be free from all royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes.

Seller further warrants that the crude oil delivered shall not be contaminated by chemicals foreign to virgin crude oil Including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead. Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of crude oil which are found to be so contaminated, even after delivery to Buyer.

C. Rules and Regulations: The terms, provisions and activities undertaken pursuant to this Original Agreement shall be subject to all applicable laws, orders and regulations of all governmental authorities. If at any time a provision hereof violates any such applicable laws, orders or regulations. Such provision shall be voided and the remainder of the Original Agreement shall continue in full force and effect unless terminated by either party upon giving written notice to the other party hereto. If applicable, the parties hereto agree to comply with all provisions (as amended) of the Equal Opportunity Clause prescribed in 41 C.F.R. 60-1.4; the Affirmative Action Clause for disabled veterans and veterans of the Vietnam Era prescribed in 41 C.F.R. 60-250,4; the Affirmative Action Clause for Handicapped Workers prescribed in 41 C.F.R. 60-741.4; 48 C.F.R. Chapter I Subpart 19.7 regarding Small Business and Small Disadvantaged Business Concerns; Executive Order 12138 and regulations thereunder regarding subcontracts to women-owned business concerns; Affirmative Action Compliance Program (41 C.F.R. 60-1.40): annually file SF-100 Employer Information Report (41 C.F.R. 60-1.7); 41 C.F.R. 60-l.8 prohibiting segregated facilities; and the Fair Labor Standards Act of 1938 as amended, all of which are incorporated in this Original Agreement by reference.

D. Hazard Communication: Seller shall provide its Material Safely Data Sheet (“MSDS”) to Buyer. Buyer acknowledges the hazards and risks in handling and using crude oil. Buyer shall read the MSDS and advise its employees, its affiliates, and third parties, who may purchase or come Into contact with such crude oil, about the hazards of crude oil, as well as the precautionary procedures for handling said crude oil, which are set forth in such MSDS and any supplementary MSDS or written warning(s) which Seller may provide to Buyer from time to time.

E. Force Majeure: Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions sabotage, strikes, and other labor or Industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, any disruption in the market for crude oil of a quality the same as or similar to the quality of the crude oil that is the subject of this Original Agreement or by any other cause, whether similar or not, reasonably beyond the control of such party (“Force Majeure”). Any such failures to perform shall be remedied with all reasonable dispatch, but neither party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events of Force Majeure shall not extend the terms of this Original Agreement.

Notwithstanding the above, and in the event that the Original Agreement is an associated purchase/sale, or exchange of crude oil, the parties shall have the rights and obligations described below in the circumstances described below:

(1) If, because of Force Majeure, the party declaring Force Majeure (the “Declaring Party”) is unable to deliver part or all of the quantity of crude oil which the Declaring Party is obligated to deliver under the Original Agreement or associated contract, the other party (the “Exchange Partner”) shall have the right but not the obligation to reduce its deliveries of crude oil under the same Original Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to deliver.

(2) If, because of Force Majeure, the Declaring Party is unable to take delivery of part or all of the quantity of crude oil to be delivered by the Exchange Partner under the Original Agreement or associated contract, the Exchange Partner shall have the right but not the obligation to reduce Its receipts of crude oil under the same Original Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to take delivery of.

F. Payment: Unless otherwise specified in the Special Provisions of this Original Agreement, Buyer agrees to make payment against Seller’s Invoice for the crude oil purchased hereunder to a bank designated by Seller in U.S. dollars by telegraphic transfer in immediately available funds. Unless otherwise specified in the Special Provisions of this Original Agreement, payment will be due on or before the 20th of the month following the month of delivery. If payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day. If payment due date is on a Sunday or a Monday New York bank holiday, payment shall be due on the succeeding New York banking day.

Payment shall be deemed to be made on the date good funds are credited to Seller’s account at Seller’s designated bank.

In the event that Buyer fails to make any payment when due, Seller shall have the right to charge interest on the amount of the overdue payment at a per annum rate which shall be two percentage points higher than the published prime lending rate of JPMorgan Chase Bank, National Association on the date payment was due, but not to exceed the maximum rate permitted by law.

G. Financial Responsibility:

(1) Notwithstanding anything to the contrary in this Original Agreement, should Seller reasonably believe it necessary to assure payment, Seller may at any time require, by written notice to Buyer, advance cash payment or satisfactory security In the form of a Letter or Letters of Credit at Buyer’s expense in a form and from a bank acceptable to Seller to cover any or all deliveries of crude oil. If Buyer does not provide the Letter of Credit on or before the date specified in Seller’s notice under this section, Seller or Buyer may terminate this Original Agreement forthwith. However, if a Letter of Credit is required under the Special Provisions of this Original Agreement and Buyer does not provide same, then Seller only may terminate this Original Agreement forthwith. In no event shall Seller be obligated to schedule or complete delivery of the crude oil until said Letter of Credit is found acceptable to Seller. Each party may offset any payments or deliveries due to the other party under this or any other Original Agreement between the parties.

(2) If a party to this Original Agreement (the “Defaulting Party”) should (a) become the subject of bankruptcy or other Insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (b) become generally unable to pay Its debts as they become due, or (c) make a general assignment for the benefit of creditors, the other party to this Original Agreement may withhold shipments without notice.

H. Liquidation:

(1) Right to Liquidate. At any time after the occurrence of one or more of the events described in paragraph (2) of Section G, Financial Responsibility, the other party to the Original Agreement (the “Liquidating Party”) shall have the right, at its sole discretion, to liquidate this Original Agreement by terminating this Original Agreement. Upon termination, the parties shall have no further rights or obligations with respect to this Original Agreement, except for the payment of the amount(s) (the “Settlement Amount” or “Settlement Amounts”) determined as provided in Paragraph (3) of this section.

(2) Multiple Deliveries. If this Original Agreement provides for multiple deliveries of one or more types of crude oil in the same or different delivery months, or for the purchase or exchange of crude oil by the parties, all deliveries under this Original Agreement to the same party at the same delivery location during a particular delivery month shall be considered a single commodity transaction (“Commodity Transaction”) for the purpose of determining the Settlement Amount(s). If the Liquidating Party elects to liquidate this Original Agreement, the Liquidating Party must terminate all Commodity Transactions under this Original Agreement.

(3) Settlement Amount. With respect to each terminated Commodity Transaction, the Settlement Amount shall be equal to the contract quantity of crude oil, multiplied by the difference between the contract price per barrel specified in this Original Agreement (the “Contract Price”) and the market price per barrel of crude oil on the date the Liquidating Party terminates this Original Agreement (the “Market Price”). If the Market Price exceeds the Contract Price in a Commodity Transaction, the selling party shall pay the Settlement Amount to the buying party. If the Market Price is less than the Contract Price in a Commodity Transaction, the buying party shall pay the Settlement Amount to the selling party. If the Market Price is equal to the Contract Price in a Commodity Transaction, no Settlement Amount shall be due.

(4) Termination Date. For the purpose of determining the Settlement .Amount, the date on which the Liquidating Party terminates this Original Agreement shall be deemed to be (a) the date on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination is sent by electronic mail or facsimile transaction; or (b) the date on which the Defaulting Party receives written notice of termination from the Liquidating Party, if such notice of termination is given by United States mail or a private mail delivery service.

(5) Market Price. Unless otherwise provided in this Original Agreement, the Market Price of crude oil sold or exchanged under this Original Agreement shall be the price for crude oil for the delivery month specified in this Original Agreement and at the delivery location that corresponds to the delivery location specified in this Original Agreement, as reported in Platt’s Oilgram Price Report (“Platt’s”) for the date on which the Liquidating Party terminates this Original Agreement. If Platt’s reports a range of prices for crude oil on that date, the Market Price shall be the arithmetic average of the high and low prices reported by Platt’s. If Platt’s does not report prices for the crude oil being sold under this Original Agreement, the Liquidated Party shall determine the Market Price of such crude oil in a commercially reasonable manner, unless otherwise provided in this Original Agreement.

(6) Payment of Settlement Amount. Any Settlement Amount due upon termination of this Original Agreement shall be paid in immediately available funds within two business days after the Liquidating Party terminates this Original Agreement. However, if this Original Agreement provides for more than one Commodity Transaction, or if Settlement Amounts are due under other agreements terminated by the Liquidating Party, the Settlement Amounts due to each party for such Commodity Transactions and/or agreements shall be aggregated. The party owing the net amount after such aggregation shall pay such net amount to the other party in immediately available funds within two business days after the date on which the Liquidating Party terminates this Original Agreement.

(7) Miscellaneous. This section shall not limit the rights and remedies available to the Liquidating Party by law or under other provisions of this Original Agreement. The parties hereby acknowledge that this Original Agreement constitutes a forward contract for purposes of Section 556 of the U.S. Bankruptcy Code.

I. Equal Daily Deliveries: For pricing purposes only, unless otherwise specified In the Special Provisions, all crude oil delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month.

J. Exchange Balancing: If volumes are exchanged, each party shall be responsible for maintaining the exchange in balance on a month-to-month basis, as near as pipeline or other transportation conditions will permit. In all events upon termination of this Original Agreement and after all monetary obligations under this Original Agreement have been satisfied, any volume imbalance existing at the conclusion of this Original Agreement of less than 1,000 barrels will be declared in balance. Any volume imbalance of 1,000 barrels or more, limited to the total contract volume, will be settled by the underdelivering party making delivery of the total volume imbalance In accordance with the delivery provisions of this Original Agreement applicable to the underdelivering party, unless mutually agreed to the contrary. The request to schedule all volume imbalances must be confirmed in writing by one party or both parties. Volume imbalances confirmed by the 20th of the month shall be delivered during the calendar month after the volume Imbalance is confirmed. Volume imbalances confirmed after the 20th of the month shall be delivered during the second calendar month after the volume imbalance Is confirmed,

K. Delivery, Title, and Risk of Loss: Delivery, title, and risk of loss of the crude oil delivered hereunder shall pass from Seller to Buyer as follows: For lease delivery locations. delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the Seller’s lease/unit storage tanks or processing facilities to the Buyer’s carrier. Title to and risk of loss of the crude oil shall pass from Seller to Buyer at the point of delivery.

For delivery locations other than lease/unit delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the delivery facility designated by the Seller to the Buyer’s carrier. If delivery is by in-line transfer, delivery of the crude oil to the Buyer shall be effected at the particular pipeline facility designated In this Original Agreement. Title to and risk of loss of the crude oil shall pass from the Seller to the Buyer upon delivery.

L. Term: Unless otherwise specified In the Special Provisions, delivery months begin at 7:00 am. on the first day of the calendar month and end at 7:00 a.m. on the first day of the following calendar month.

M. Governing Law: This Original Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas.

N. Necessary Documents: Upon request, each party agrees to furnish all substantiating documents incident to the transaction, including a Delivery Ticket for each volume delivered and an invoice for any month in which the sums are due.

O. Waiver: No waiver by either party regarding the performance of the other party under any of the provisions of this Original Agreement shall be construed as a waiver of any subsequent performance under the same or any other provisions.

P. Assignment: Neither party shall assign this Original Agreement or any rights hereunder without the written consent of the other party unless such assignment is made to a person controlling, controlled by or under common control of assignor, in which event assignor shall remain responsible for nonperformance.

Q. Entirety of Original Agreement: The Special Provisions and these General Provisions contain the entire Original Agreement of the parties; there are no other promises, representations or warranties. Any modification of this Original Agreement shall be by written Instrument. Any conflict between the Special Provisions and these General Provisions shall be resolved in favor of the Special Provisions. The section headings are for convenience only and shall not limit or change the subject matter of this Original Agreement.

R. Definitions: When used in this Original Agreement, the terms listed below have the following meanings:

“API” means the American Petroleum Institute.

“ASME” means the American Society of Mechanical Engineers.

“ASTM” means the American Society for Testing Materials.

“Barrel” means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit.

“Carrier” means a pipeline, barge, truck, or other suitable transporter of crude oil.

“Crude Oil” means crude oil or condensate, as appropriate.

“Day”, “month”, and “year” mean, respectively, calendar day, calendar month, and calendar year, unless otherwise specified.

“Delivery Ticket” means a shipping/loading document or documents stating the type and quality of crude oil delivered, the volume delivered and method of measurement, the corrected specific gravity, temperature, and S&W content.

“Invoice” means a statement setting forth at least the following information: The date(s) of delivery under the transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment.

“S&W” means sediment and water.

S. No Consequential Damages. Each party waives and releases any claim or action against the other party for, and agrees to indemnify and hold harmless the other party from, any claim, demand, or cause of action against the other for punitive, exemplary, consequential, special and indirect damages including, but not limited to loss of revenue, loss of profit, loss of use of capital, business interruption, loss of use, loss resulting from failure to meet other contractual commitments or deadlines, howsoever caused and whether based on negligence, unseaworthiness, breach of warranty, breach of contract, strict liability or otherwise.

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